Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Shareholder

Image Microsystems, Inc.:

We consent to the use of our report dated May 14, 2012, with respect to the balance sheets of Image Microsystems, Inc. as of December 31, 2011 and 2010, and the related statements of income and retained earnings, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Houston, Texas

August 29, 2012